AMERICAN VANTAGE COMPANIES TO APPEAL
                         NASDAQ DELISTING DETERMINATION


(Las Vegas, Nevada - April 25, 2005) American Vantage Companies (Nasdaq SmallCap Market Symbol: AVCSE) announced today that it had received a letter from the Listing Qualifications Department of The Nasdaq Stock Market, dated April 19, 2005, notifying the company that its common stock is subject to delisting from The Nasdaq SmallCap Market at the opening of business on April 28, 2005. The stated reason for the delisting was the company's failure to file its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 in accordance with Nasdaq's Marketplace Rule 4310(c)(14).

The company announced that it had taken the necessary steps to appeal Nasdaq's determination to delist its securities from The Nasdaq Stock Market by requesting a hearing before a Nasdaq Listing Qualifications Panel and tendering the appropriate fee. As previously announced, the company anticipates filing the December 31, 2004 Form 10-KSB with the Securities and Exchange Commission and Nasdaq on or before May 4, 2005.

The company further announced that it had previously received a letter, also from the Listing Qualifications Department of The Nasdaq Stock Market, dated April 12, 2005, that had advised the company of Nasdaq's concern that the company lacked a sustainable on-going business in view of the company's recently consummated disposition of its American Vantage Media Corporation subsidiary, as disclosed in a Current Report on Form 8-K (Date of Report: March 21, 2005), filed with the SEC on March 25, 2005. Nasdaq's April 12th letter noted that the company may be deemed by Nasdaq to be a "public shell," which raised potential public interest concerns for Nasdaq and made it necessary for Nasdaq to review the company's eligibility for continued listing on The Nasdaq Stock Market under Nasdaq's Marketplace Rules 4300 and 4330(a)(3). The April 12th letter then requested that the company provide Nasdaq with the company's specific plan for future operations and compliance with all of Nasdaq's continued listing requirements in accordance with Nasdaq's Marketplace Rule 4330(c).

The company intends to address why it should not be deemed a public shell at the delisting appeal hearing.

The company's common stock will continue to be listed on The Nasdaq SmallCap Market, under the trading symbol "AVCSE," pending the determination of the Nasdaq Listing Qualifications Panel hearing the delisting appeal. There can be no assurance given that the Nasdaq Listing Qualifications Panel will grant the company's request for continued listing of our common stock on The Nasdaq SmallCap Market.